Exhibit 10.9.3

AMENDED AND RESTATED

ADDITIONAL POWER CONTRACT

AMENDED AND RESTATED ADDITIONAL POWER CONTRACT, dated as of April 30, 1984, as amended and restated as of the 1st day of July, 2004, between CONNECTICUT YANKEE ATOMIC POWER COMPANY ("Connecticut Yankee"), a Connecticut corporation, and (the names of the Purchasers appear in the attached Appendix A)  (the "Purchaser").

In consideration of the following understandings and the respective undertakings of the parties, it is agreed as follows:

1.         Basic Understandings

Connecticut Yankee was organized in 1962 to provide for the supply of power to its sponsoring utility companies (including the Purchaser). Connecticut Yankee constructed a nuclear electric generating unit of the pressurized water type, having a maximum net capability of approximately 582 megawatts electric, at a site adjacent to the Connecticut River at Haddam, Connecticut (said unit, together with the site and all related facilities owned or to be owned by Connecticut Yankee, being referred to herein as the "Unit"). On June 30, 1967, Connecticut Yankee was issued a full-term, operating license for the Unit from the Atomic Energy Commission (now the Nuclear Regulatory Commission, which, together with any successor agency or agencies, is hereafter called the "NRC"), which license expires on May 26, 2004, and the Unit commenced commercial operation on January 1, 1968.

The Unit is operated to supply power to the purchasers from Connecticut Yankee (collectively the "Purchasers"), each of which by a Power Contract dated as of July 1, 1964, as  supplemented by Supplementary Power Contracts dated as of March 1, 1978, such  Supplementary Power Contracts amended on August 22, 1980 and October 15, 1982 (collectively the "Power Contracts"), has undertaken to purchase a fixed percentage of the capacity and output of the Unit for a term extending through December 31, 1997. The names of the Purchasers and their respective percentages ("entitlement percentages") of the capacity and output of the Unit are as follows:

Entitlement Percentage
The Connecticut Light and Power Company New England Power Company (for itself and as Successor to Montaup Electric Company	34.5% 19.5%
The Connecticut Light and Power Company	34.5%
New England Power Company (for itself and as Western Massachusetts Electric Company	9.5%
The United Illuminating Company	9.5%
Boston Edison Company	9.5%
Central Maine Power Company	6.0%
Public Service Company of New Hampshire	5.0%
Cambridge Electric Light Company	4.5%
Central Vermont Public Service Corporation	2.0%

The Power Contracts have been supplemented most recently by Second Supplementary Power Contracts, dated as of 1984, between Connecticut Yankee and each of the Purchasers (the "Second Supplementary Power Contracts").  The Second Supplementary Power Contracts provide  for the collection of funds to defray the ultimate cost of decommissioning the Unit and to provide an allowance for potential taxes payable by Connecticut Yankee with respect to the decommissioning fund.

Connecticut Yankee and the Purchasers desire to provide for the orderly continuation of the sale and purchase of the capacity and output of the Unit during the useful life of the Unit to the extent that such useful life continues beyond the termination date of the Power Contracts and the Second Supplementary Power Contracts and to provide appropriate provisions for the collection of funds for, and the payment of, decommissioning costs and any other costs, including potential taxes, with respect to the Unit during and after the useful life of the Unit.

2.         Effective Date, Term and Waiver

This contract shall become effective upon receipt by the Purchaser of notice that Connecticut Yankee has entered into Additional Power Contracts, as contemplated by Section 1 above, with each of the other Purchasers.  The operative term of this contract shall commence on such date as may be authorized by the FERC and shall terminate on the date (the "End of Term Date") which is the later to occur of (i) 30 days after the date on which the last of the financial obligations of Connecticut Yankee which constitute elements of the payment calculated pursuant to Section 7 of this contract has been extinguished by Connecticut Yankee, or (ii) 30 days after the date on which Connecticut Yankee is finally relieved of all obligations under the last of any licenses (operating and/or possessory) which it now holds from, or which may hereafter be issued to it by, the NRC with respect to the Unit under applicable provisions of the Atomic Energy Act of 1954, as amended from time to time (the "Act'').

The Purchaser hereby irrevocably waives its right to extend the contract term of its Power Contract pursuant to subsections (a) or (b) of Section 8 thereof.

3.          Operation and Maintenance of the Unit

           Connecticut Yankee will operate and maintain the Unit in accordance with good utility practice under the circumstances and all applicable law, including the applicable provisions of the Act and of any licenses issued thereunder to Connecticut Yankee.  Within the limits imposed by good utility practice under the circumstances and applicable law, the Unit will be operated at its maximum capability and on a long hour use basis.

Outages for inspection, maintenance, refueling and repairs and replacements will be scheduled in accordance with good utility practice and insofar as practicable shall be mutually agreed upon by Connecticut Yankee and the Purchaser.  In the event of an outage, Connecticut Yankee will use its best efforts to restore the Unit to service as promptly as practicable.

4.         Decommissioning

After commercial operation of the Unit permanently ceases, Connecticut Yankee will decommission the Unit in a manner authorized by Connecticut Yankee's board of directors and approved by the NRC in accordance with the Act and the rules and regulations thereunder then in effect and by any agency having jurisdiction over decommissioning of the Unit.

It is understood that, pursuant to the 1987 Supplementary Power Contracts, the Purchasers are currently being billed for Total Decommissioning Costs which, as of the date of this contract, are being accumulated in a separate fund which was established for the purpose of reimbursing Connecticut Yankee for Decommissioning Expenses incurred in the process of decommissioning the Unit and that such billings ate subject to change in accordance with the provisions of the 1987 Supplementary Power Contracts, subject to the jurisdiction of the Federal Energy Regulatory Commission or any successor agency thereto (the "FERC").  It is contemplated that sufficient funds will be accumulated pursuant to those contracts and paragraph 7 hereof to make payment to reimburse Connecticut Yankee for the full cost of decommissioning the Unit.

5.         Purchaser's Entitlement

The Purchaser will, throughout the term of this contract, be entitled and obligated to take its entitlement percentage of the capacity and net electrical output of the Unit, at whatever level the Unit is operated or operable, whether more or less than 582 megawatts electric.

6.          Deliveries and Metering

The Purchaser's entitlement percentage of the output of the Unit will be delivered to and accepted by the Purchaser at the step-up substation at the site. All deliveries will be made in the form of  3-phase, 60 cycle, alternating current at a nominal voltage of 345,000 volts.  The Purchaser will make its own arrangements for the transmission of its entitlement percentage of the output of the Unit.

Connecticut Yankee will supply and maintain all necessary metering equipment for determining the quantity and conditions of supply of deliveries under this contract, will make appropriate tests of such equipment in accordance with good utility practice and as reasonably requested by the Purchaser, and will maintain the accuracy of such equipment within reasonable limits.  Connecticut Yankee will furnish the Purchaser with such summaries of meter readings as the Purchaser may reasonably request.

7.         Payment

With respect to each month commencing on or after the commencement of the operative term of this contract, whether or not this contract continues fully or partially in effect, the Purchaser will pay Connecticut Yankee as deferred payment for the capacity and output of the Unit provided to the Purchaser by Connecticut Yankee prior to the permanent shutdown of the Unit on December 4, 1996, to the extent not otherwise paid in accordance with the Power Contract, but without duplication: an amount equal to the Purchaser's entitlement percentage of the sum of (a) the Total Decommissioning Costs for the month with respect to the Unit, plus (b) Connecticut Yankee's total operating expenses for the month with respect to the Unit, plus (c) an amount for operating income as determined in accordance with Section 7.

"Equity investment" as of any date shall consist of the sum of(i) all amounts theretofore paid to Connecticut Yankee for all common capital stock theretofore issued, plus all amounts paid to Connecticut Yankee by any of its common stockholders as capital contributions or advances, less the sum of any amounts paid by Connecticut Yankee to its common stockholders in the form of stock retirements, repurchases or redemptions, return of capital or repayments of such contributions or advances; plus (ii) any credit balance in the capital surplus account not included under (i) and in the retained earnings account on the books of Connecticut Yankee as of such date.

"Uniform System" shall mean the Uniform System of Accounts prescribed by the FERC for Class A and Class B Public Utilities and Licensees, as from time to time in effect.

Connecticut Yankee's "operating expanses" shall include all amounts properly chargeable to operating expense accounts, less any applicable credits thereto, in accordance with the Uniform System; however, excluding for purposes of this contract Total Decommissioning Costs, but including for purposes of this contract:

(i)

with respect to each month until the commencement of decommissioning of the Unit, the Purchaser's entitlement percentage of all expenses related to the storage or disposal of nuclear fuel or other radioactive materials, and all expenses related to protection and maintenance of the Unit during such period, including to the extent applicable all of the various sorts of expenses included in the definition of "Decommissioning Expenses," to the extent incurred during the period prior to the commencement of decommissioning.

(ii)

with respect to each month until expenses associated with disposal of pre-April 7, 1983 spent nuclear fuel have been fully covered by amounts which have been collected from Purchasers and paid to a segregated fund as contemplated by Section 8 of the 1987 Supplementary Power Contract, dated as of April 1, 1987, between Connecticut Yankee and the Purchaser, as amended (the "1987 Contract"), the Purchaser’s entitlement percentage of previously uncollected expenses associated with disposal of such prior spent nuclear fuel, as determined in accordance with Section 10 of the 1987 Contract; and

(iii)

with respect to each month until End of License Term, the Purchaser's entitlement percentage of monthly amortization of (a) the amount of any unamortized deferred expenses, as permitted from time to time by the Federal Energy Regulatory Commission or its successor agency, plus (b) the remaining unamortized amount of Connecticut Yankee's investment in plant, nuclear fuel and materials and supplies and other assets. Such amortization shall be accrued at a rate sufficient to amortize fully such unamortized deferred expenses and Connecticut Yankee's investments in plant, nuclear fuel and materials and supplies or other assets over a period extending to June 29, 2007.

As used herein, "End of License Term" means June 29, 2007 or such later date as may be fixed, by amendment to the NRC Facility Operating License for the Unit, as the end of the term of the Facility Operating License.

"Total Decommissioning Costs" for any month shall mean the sum of (x) an amount equal to all accruals in such month to any reserve, as from time to time established by Connecticut Yankee and approved by its board of directors, to provide for the ultimate payment of the Decommissioning Expenses of the Unit, plus (y), during the Decommissioning Period, the Decommissioning Expenses for the month, to the extent such Decommissioning Expenses are not paid with funds from such reserve, plus (z) Decommissioning Tax Liability for such month.  It is understood (i) that funds received pursuant to clause (x) may be held by Connecticut Yankee or by an independent trust or other separate fund, as determined by said board of directors, (ii) that, upon compliance with applicable regulatory requirements, the amount, custody and/or timing of such accruals may from time to time during the term hereof be modified by said board of directors in its discretion or to comply with applicable statutory or regulatory requirements or to reflect changes in the amount, custody or timing of anticipated Decommissioning Expenses, and (iii) that the use of the term "to decommission" herein encompasses compliance with all requirements of the NRC for permanent cessation of operation of a nuclear facility and any other activities reasonably related thereto, including provision for the interim storage of spent nuclear fuel. A schedule for the collection of Total Decommissioning Costs is in Appendix B.  "Decommissioning Expenses" shall include all expenses of decommissioning the Unit, and all expenses relating to ownership and protection of the Unit during the Decommissioning Period, and shall also include the following:

(1)       All costs and expenses of any NRC-approved method of removing the Unit from service, including without limitation: dismantling, mothballing and entombment of the Unit; removing nuclear fuel and other radioactive material to temporary and/or permanent storage sites;  construction, operation, maintenance and dismantling of a spent fuel storage facility; decontaminating, restoring and supervising the site; and any costs and expenses incurred in connection with proceedings before governmental authorities relating to any authorization to decommission the Unit or remove the Unit from service;

(2)       All costs of labor and services, whether directly or indirectly incurred, including without limitation, services of foremen, inspectors, supervisors, surveyors, engineers, security personnel, counsel and accountants, performed or rendered in connection with the decommissioning of the Unit and the removal of the Unit from service, and all costs of materials, supplies, machinery, construction equipment and apparatus acquired or used (including rental charges for machinery, equipment or apparatus hired) for or in connection with the decommissioning of the Unit and the removal of the Unit from service, and all administrative costs, including services of counsel and financial advisers of any applicable independent mint or other separate fund; it being understood that any amount, exclusive of proceeds of insurance, realized by Connecticut Yankee as salvage on any machinery, construction equipment and apparatus, the cost of which was charged to Decommissioning Expense, shall be treated as a reduction of the amounts otherwise chargeable on account of the costs of decommissioning of the Unit; and

(3)

All overhead costs applicable to the Unit during the Decommissioning Period, or accrued during such period, including without limiting the generality of the foregoing, taxes (other than taxes on or in respect of income), charges, license fees, excises and assessments, casualties, health care costs, pension benefits and other employee benefits, surety bond premiums and insurance premiums. Schedules for the collection of pension costs and costs of Post-retirement Benefits Other than Pensions (PBOPs) are in Appendix C and D, respectively.

"Decommissioning Tax Liability" for any month shall be an amount established by Connecticut Yankee and approved by its board of directors to meet possible income tax obligations, which amount shall not exceed: the amount to be included in the clause (x) portion of Total Decommissioning Costs for such month multiplied by a fraction whose numerator is equal to the combined highest applicable statutory Federal and state marginal income tax rate and whose denominator is equal to one minus the combined highest statutory Federal and state marginal income tax rate.

"Decommissioning Period" shall mean the period commencing with the notification by Connecticut Yankee to the NRC of a decision of the board of directors of Connecticut Yankee to cease permanently the operation of the Unit for the purpose of producing electric energy and ending with the date when Connecticut Yankee has completed the decommissioning of the Unit and the restoration of the site and has been relieved of all its obligations under the last of any licenses issued to it by the NRC.

8.         Billing

Connecticut Yankee will bill the Purchaser, no later than ten (10) days after the end of any month, for all amounts payable by the Purchaser with respect to such particular month pursuant to Section 7 hereof.  Such bills will be rendered in such detail as the Purchaser may reasonably request and may be rendered on an estimated basis subject to corrective adjustments in subsequent billing periods.  All bills shall be due and payable when rendered and any amount remaining unpaid fifteen (15) days following the date of receipt of bills shall bear interest at an annual rate equal to two percent (2%), in excess of the current prime rate then in effect at Fleet Bank, from the due date to the date payment is received by Connecticut Yankee.

9.         Decommissioning Fund

Connecticut Yankee agrees to cause an appropriate decommissioning reserve to be maintained in accordance with applicable regulatory requirements.  Connecticut Yankee has established an independent trust or other separate fund (the "Connecticut Yankee Trust") which has the necessary powers to hold and invest all funds collected for the decommissioning of the Unit and disburse the same to reimburse Connecticut Yankee for such costs when actually incurred for decommissioning of the Unit or removal of the Unit from service.  If' during the term of the Connecticut Yankee Trust applicable legislation or regulations are promulgated which so permit or require, or an alternative entity is created for funding decommissioning of the Unit, the Connecticut Yankee Trust has the authority, with the concurrence of Connecticut Yankee, to transfer its trust estate to such newly authorized entity for the purpose of providing for the decommissioning of the Unit or removal of the Unit from service.

Connecticut Yankee agrees to pay to, or cause to be paid to, the Connecticut Yankee Trust or any successor trust approved by the board of directors of Connecticut Yankee all funds collected hereunder for the express purpose of decommissioning the Unit or removing collections have been resolved, any funds collected hereunder to meet Decommissioning Tax Liability which are not used for that purpose will be refunded to the Purchaser.

10.

Cancellation of Contract

If either

(i)

the Unit is damaged to the extent of being completely or substantially completely destroyed, or

(ii)       the Unit is taken by exercise of right of eminent domain or a similar right of power, then and in any such case, the Purchaser may cancel the provisions of this contract, except that in all cases other than those described in clause (ii) above, the Purchaser shall be obligated to continue to make the payments of Total Decommissioning Costs and the other payments required by Section 7 and the provisions of that Section and the related provisions of this contract shall remain in full force and effect until the End of Term Date, it being recognized that the costs which Purchaser is required to pay pursuant to Section 7 represent deferred payments in connection with power heretofore delivered by Connecticut Yankee hereunder. Such cancellation shall be effected by written notice given by the Purchaser to Connecticut Yankee.  In the event of such cancellation, all continuing obligations of the parties hereunder as to subsequently incurred costs of Connecticut Yankee other than the obligations of the Purchaser to continue to make the payments required by Section 7 shall cease forthwith. Notwithstanding the foregoing, the applicable provisions of this contract shall continue in effect after the cancellation hereof to the extent necessary to permit final billings and adjustments hereunder with respect to obligations incurred through the date of cancellation and the collection thereof.  Any dispute as to the Purchaser's right to cancel this contract pursuant to the foregoing provisions shall be referred to arbitration in accordance with the provisions of Section 13.

Notwithstanding anything in this contract elsewhere contained, the Purchaser may cancel  this contract or be relieved of its obligations to make payments hereunder only as provided in the  next preceding paragraph of this Section 10. Further, if for reasons beyond Connecticut Yankee's reasonable control, deliveries are not made as contemplated by this contract, Connecticut Yankee shall have no liability to the Purchaser on account of such non-delivery.

11.        Insurance

Connecticut Yankee presently has in effect, and hereafter with at all times maintain until the expiration of the term hereof, insurance to cover its "public liability" for personal injury and property damage resulting from a "nuclear incident" (as those terms are defined in the Act), with limits  not less than Connecticut Yankee may be required to maintain to qualify for governmental indemnity under the Act and shall maintain an indemnification agreement with the NRC as  provided by the Act. Connecticut Yankee will also at all times maintain such other types of  liability insurance, including workmen's compensation insurance, in such amounts as is customary in the case of other similar electric utility companies or as may be required by law.

Connecticut Yankee will at all times keep insured such portions of the Unit as are of a character usually insured by electric utility companies similarly situated and operating like properties, against the risk of a "nuclear incident" and such other risks as electric utility companies, similarly situated and operating like properties, usually insure against, and such insurance shall, to the extent available, be carried in amounts sufficient to prevent Connecticut Yankee from becoming a co-insurer. Such insurance shall, to the extent available, be carried in an amount at least equal to the original cost of the insured facilities, less accrued depreciation thereon.

12.       Audit

Connecticut Yankee's books and records (including metering records) shall be open to reasonable inspection and audit by the Purchaser.

13.       Arbitration

In case any dispute shall arise as to the interpretation or performance of this contract which cannot be settled by mutual agreement, such dispute shall be submitted to arbitration.  The parties shall if possible agree upon a single arbitrator. In case of failure to agree upon an arbitrator within fifteen (15) days after the delivery by either party to the other of a written notice requesting arbitration, either party may request the American Arbitration Association to appoint the arbitrator.  The arbitrator, after opportunity for each of the parties to be heard, shall consider and decide the dispute and notify the parties in writing of his decision. Such decision shaft be binding upon the parties, and the expenses of the arbitration shall be borne equally by them.

14.       Regulation

This contract, and all rights, obligations and performance of the parties hereunder, are subject to all applicable state and Federal law and to all duly promulgated orders and other duly authorized action of governmental authorities having jurisdiction.

15.       Assignment

This contract shall be binding upon and shall inure to the benefit of, and may be performed by, the successors and assigns of the parties, except that no assignment, pledge or other transfer of this contract by either party shall operate to release the assignor, pledgor or transferor from any of its obligations under this contract unless consent to the release is given in writing by the other party, or, if the other party has theretofore assigned, pledged or otherwise transferred its interest in this contract, by the other party's assignee, pledgee or transferee, or unless such transfer is incident to a merger or consolidation with, or transfer of all or substantially all of the assets of the transferor to, another Purchaser which shall, as a part of such succession, assume all the obligations of the transferor under this contract.

16.        Right of Setoff

The Purchaser shall not be entitled to set off against the payments required to be made by it under this contract (i) any amounts owed to it by Connecticut Yankee, or (ii) the amount of any claim by it against Connecticut Yankee. However, the foregoing shall not affect in any other way the Purchaser's right and remedies with respect to any such amounts owed to it by Connecticut Yankee or any such claim by it against Connecticut Yankee.

17.        Amendments

Upon authorization by Connecticut Yankee's board of directors of uniform amendments to all the Additional Power Contracts, Connecticut Yankee shall have the right to amend the provisions of Section 7 hereof by serving an appropriate statement of such amendment upon the Purchaser and filing the same remedies the FERC (or such other regulatory agency as may have jurisdiction in the premises) in accordance with the provisions of applicable laws and any rules and regulation thereunder,  and the amendment shall thereupon become effective on the date specified therein, subject to any suspension order issued by such agency.  All other amendments to this contract shall be by mutual agreement, evidenced by a written amendment signed by the parties hereto.

18.        Interpretation

The interpretation and performance of this contract shall be in accordance with and controlled by the law of the State of Connecticut.

19.       Addresses

Except as the parties may otherwise agree, any notice, request, bill or other communication from one party to the other, relating to this contract, or the rights, obligations or performance of the parties hereunder, shall be in writing and shall be effective upon delivery to the other party. Any such communication shall be considered as duly delivered when delivered in person or mailed by registered or certified mail, postage prepaid, to the respective post office address of the other party, or such other address as may be designated by written notice given as provided in this Section 19.

20.        Corporate Obligations

This contract is the corporate act and obligation of the parties hereto, and any claim hereunder against any stockholder, director or officer of either party, as such, is expressly waived.

21.      18 CFR Part 35 Compliance

Connecticut Yankee and the Purchaser:. (a) acknowledge that FERC's new regulations concerning the designation and formatting of FERC-jurisdictional rate schedules, found at 18 CFR §§ 35.5 and 35.9 (2003), require the maintenance of a single composite, conformed rate schedule reflecting the operative provisions of the Additional Power Contracts and the 1987 Supplementary Power Contracts between Connecticut Yankee and all Purchasers, including any provisions thereof modified by this Agreement; and (b) agree that Connecticut Yankee's submission to FERC of a rate schedule complying with these regulations shall not alter the rights and obligations of Connecticut Yankee and the Purchaser, which shall continue to be governed by the Additional Power Contract and the 1987 Supplementary Power Contract, both as amended.  The provisions of the Additional Power Contract and the 1987 Supplementary Power Contract, both as amended, remain in full force and effect, recognizing that the mutually accepted decision to shut down the Unit renders moot those provisions which by their terms relate solely to continuing operation of the Unit.

IN WITNESS WHEREOF the parties have agreed to this revised contract by their respective officers thereunto duly authorized as of the captioned date.

Appendix A

Names of Purchasers

NEW ENGLAND POWER COMPANY

(For itself and as successor in interest to Montaup Electric Company)

THE CONNECTICUT LIGHT AND POWER COMPANY

BOSTON EDISON COMPANY

CENTRAL MAINE POWER COMPANY

WESTERN MASSACHUSETTS ELECTRIC COMPANY

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

CAMBRIDGE ELECTRIC LIGHT COMPANY

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

THE UNITED ILLUMINATING COMPANY

Appendix B

Schedule of Decommissioning Collections

(Annual Collections in $000's)

Year	Amount
2004	16,742
2005	93,002
2006	93,002
2007	93,002
2008	93,002
2009	93,002
2010	93,002
Total	$591,496

Appendix C

Schedule of Pension Collections

Year	Requirement
2005	800,000
2006	1,100,000
2007	2,408,591
Total	$4,008,591

Appendix D

Schedule of Post-retirement Benefits Other than Pensions Collections

Year	Requirement
2005	956,092
2006	956,092
2007	478,046
Total	$2,390,230